Exhibit 99.1
STONE ENERGY CORPORATION
Announces 2007 Year-end Reserves, Provides Operational Update, Sets 2008 Capital Expenditure Budget, Names Chairman, and Sets Annual Meeting Date
LAFAYETTE, LA. February 15, 2008
     Stone Energy Corporation (NYSE: SGY) today announced its estimated year-end 2007 proved reserves were 403 Bcfe (billion cubic feet of natural gas equivalent), as compared with 591 Bcfe at year-end 2006 (408 Bcfe pro forma for the sale of its Rocky Mountain properties). This included proved developed reserves of 323 Bcfe and proved undeveloped reserves of 80 Bcfe, and the split between gas and oil reserves was 53% and 47%, respectively. The present value of the future net cash flows before income taxes, using a 10% discount rate, was approximately $2.0 billion and the after-tax standardized measure was approximately $1.5 billion using year-end prices of $94.72 per barrel of oil and $7.25 per million cubic foot (MMcf) of gas.
     The changes from 2006 year-end estimated proved reserves to 2007 year-end estimated proved reserves included the sale of 192 Bcfe relating primarily to Stone’s Rocky Mountain divestiture, approximately 82 Bcfe of production, and 86 Bcfe of drilling additions, extensions and net upward revisions. The 86 Bcfe includes 12 Bcfe of upward revisions due to higher oil and gas prices. All of Stone’s 2007 year-end estimated proved reserves were independently engineered by Netherland Sewell & Associates. Capital expenditures on oil and gas properties for 2007 totaled $164 million, excluding capitalized SG&A and interest, and abandonment expenditures. Expenditures on normal plugging and abandonment projects (excluding hurricane-related abandonment expenditures) were approximately $29 million.
     Stone estimates that average production for 2007 was 224 million cubic feet of natural gas equivalents (MMcfe) per day which exceeded the 211 MMcfe per day produced in 2006. Excluding the volumes from the divested Rocky Mountain properties, 2007 production would have averaged approximately 205 MMcfe/d.
     In January 2008, Stone substantially completed a small divesture of non-core Gulf of Mexico properties which totaled 18 Bcfe of reserves and a projected 9 MMcfe/d of production in 2008, for a consideration of approximately $20 million before closing adjustments. The properties that were sold had estimated abandonment costs of $33.5 million. These properties were mature, high cost properties with minimal exploitation or exploration opportunities.
     After adjusting for the sale of the previously mentioned divested properties, Stone is currently projecting its 2008 net daily production to average between 175-200 MMcfe per day. During January 2008, production averaged approximately 185 MMcfe per day.
     For 2008, the Board of Directors has authorized a capital expenditure budget of $395 million. This figure excludes acquisitions, capitalized SG&A and interest, and abandonment expenditures. Approximately 60% of the capital expenditure budget is scheduled to be spent on exploitation projects and supporting facilities. The remaining capital expenditures are projected for exploration drilling including shelf, onshore and deep water projects, the Central GOM lease sale in March 2008, seismic and reprocessing projects, drilling in Bohai Bay, China, and acreage acquisition and drilling in Appalachia.
     The Board of Directors also announced the election of R. A. (Rich) Pattarozzi as the non-executive Chairman of the Board. Mr. Pattarozzi was elected to the Stone Energy Corporation Board in February 2000 and was formerly Vice President of Shell Offshore Inc., President and CEO of Shell

Deepwater Development Inc. and Shell Deepwater Production Inc. Mr. Pattarozzi is currently on the boards of Tidewater, Inc, Superior Energy Services, Inc, Global Industries, Ltd, and FMC Technology, Inc.
     Stone plans to release its year-end results on Tuesday, February 26, 2008 after the close of the market, and will hold its year-end conference call on Wednesday, February 27, 2008 at 10:00 a.m. CST. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.”
     Stone announced that it will hold its 2008 Annual Meeting of Stockholders on Thursday, May 15, 2008, at 10:00 a.m., CDT, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana. The Company proposes to elect two directors, to ratify the selection of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2008, to amend its bylaws to declassify its board, and to transact such other business as may properly come before the meeting. The close of business on March 20, 2008 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.